ATTACHMENT OF DISCLOSURES REQUIRED BY ITEMS
                           77K AND 77Q1 OF FORM N-SAR

(Attachment also required pursuant to Sections 304(a)(1) and (2) of Regulation S-K)



On March 14, 2004, Cohen McCurdy Ltd. ("Cohen") was selected to replace McCurdy & Associates CPA's, Inc. ("McCurdy") as the Trust's independent auditor for the 2004 fiscal year. The Trust's selection of Cohen was recommended by the Audit Committee and was approved by the Board of Trustees.

The Funds had not reached a fiscal year end as of March 14, 2004; therefore McCurdy has not issued audit opinions for the Funds.

From July 21, 2003 through March 14, 2004, there were no disagreements with McCurdy on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Neither the Funds nor anyone on its behalf consulted with Cohen on items which
(i) concerned the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Funds' financial statements as a result of such consultations or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of said Item 304).